Exhibit 3.4
GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

ARTICLES SUPPLEMENTARY

Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the "MGCL"), and in accordance with resolutions duly adopted by the Board of Directors of the Corporation (the "Board of Directors") at a meeting duly called and held, the Corporation elects, by amendment to its bylaws, to be subject to Section 3-804(c) of the MGCL with respect to any vacancy in the office of any member of the Board of Directors that is elected by holders of shares of common stock, $0.001 par value per share, of the Corporation, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

SECOND: The election to become subject to Section 3-804(c) of the MGCL in the manner described in Article FIRST has been approved by the Board of Directors in the manner and by the vote required by law.

IN WITNESS WHEREOF, Griffin Capital Essential Asset REIT, Inc., has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and attested to by its Assistant Secretary on this 7th day of March, 2018; and its President acknowledges that these Articles Supplementary are the act of Griffin Capital Essential Asset REIT, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

/s/ Howard S. Hirsch	By: /s/ Michael J. Escalante (SEAL)
Name:Howard S. Hirsch	Name: Michael J. Escalante
Title: Assistant Secretary	Title: President

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